Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cerberus Cyber Sentinel Corporation

Scottsdale, Arizona

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2020, relating to the consolidated balance sheets of Cerberus Cyber Sentinel Corporation (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the two years then ended, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Certified Public Accountants

Phoenix, Arizona

January 6, 2022